EXECUTIVE EMPLOYMENT AGREEMENT
AND RETENTION BONUS CONTRACT
DAVID MARLOW

This Agreement is made and entered into as of the December 21, 2007 National Automation Services Inc a Colorado (hereinafter referred to as the “Company”), Intecon Inc. (hereinafter referred to as “Intecon”) and David Marlow an individual (hereinafter referred to as the “Employee”). The Company and the Employee are collectively referred to as the “Parties”.

Definitions. As used in this Agreement:

A.

“Confidential Information” means any and all information disclosed or made available to the Employee or known by the Employee as a direct or indirect consequence of or through Employee’s employment by the Company and not generally known in the industry in which the Company is or may become engaged, or any information related to the Company’s products, processes, or services, including, but not limited to, information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, or selling.

B.

“Inventions” mean discoveries, concepts and ideas, whether patentable or not, relating to any present or prospective activities of the Company, including, but not limited to, devices, processes, methods, formulae, techniques, applications, technology and any improvements to the foregoing.

2.

Employment. The Company hereby agrees to retain the Employee in his current position as a senior officer of Intecon and the Employee hereby agrees to accept employment with the Company upon the terms and conditions herein set forth.

A. Employment for Minimum of Two Years. Employee agrees to accept a senior management position and remain employed by Intecon for a minimum of two years beginning January 1, 2008 and ending December 31, 2010, unless earlier terminated due to the death or disability of the Employee, and should the Employee be fired for cause.

Extent of Services. The Employee shall devote his full time services to the Company.

4.	Compensation and Position.

A. Retention Bonus. Upon the closing of the acquisition of Intecon by the Company, and in recognition of the fact that Employee is a vital member of the management team of Intecon, in order to retain the Employee’s services and expertise, the Company hereby grants Employee a one time slock grant of 1,500,000 shares of the restrictive stock of the Company. Said restricted shares shall be eligible for restriction removal one (1) year and one (1) day from the date the shares are issued, unless the Employee shall be elected to the Board of Directors of the Company, and then the restricted shares shall be eligible for restriction removal after two (2) years and one (1) day. Notwithstanding the foregoing, should the Company be sold or should a majority of the companies stock be purchased by an outside third party, then the stock of the Employee shall immediately vest in it entirely, and all restricted legends shall be removed immediately, within the confines of the applicable SEC rules and regulations. Stock will be transferred on January 1, 2008.

B. Vesting of Retention Bonus. The Company and the Employee agree that the stock conveyed to Employee under paragraph A of this Agreement, shall be conveyed to the Employee January 1, 2008. However, should the Employee voluntarily resign his position with Intecon before twenty-four months from the execution of this Agreement, the Employee will forefeit one-twenty fourth of this retention stock bonus for each month that remains on the 24 months of his initial employment contract. Upon his resignation from Intecon, the Employee agrees to immediately return such forfeited stock to the Company.

C. Position The Employee’s initial position shall be as Division VP Sales. His gross monthly salary shall be $7484.00, which shall not be raised until after June 30, 2008. After such date, all salary raises shall be granted by the board of directors of Intecon and approved by the Company. The salary shall not be lowered anytime during this contract and any extensions.

5.	Benefits. Employee shall be eligible for all benefits offered to senior officers at the Company or any of its subsidiaries, including but not limited to vacation days, sick leave, slock options etc.

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6.

Right to Inventions. With respect to all Inventions made or conceived by the Employee, whether or not during the hours of Employee’s employment or with the use of Company facilities, materials or personnel, either solely or jointly with others, during the term of Employee’s employment by the Company and for a period of two (2) years after any termination of such employment, and without royalty or any other consideration, Employee shall:

A.

Reports. The Employee shall inform the Company promptly and fully of such Inventions by a written report, setting forth in detail the structures, procedures, and methodology employed and the result achieved, A report shall also be submitted by the Employee upon completion of any study or research project undertaken on the Company’s behalf, whether or not in the Employee’s opinion a given study or project has resulted in an Invention.

B.

Assignment. The Employee hereby assigns and agrees to assign to the Company all of Employee’s rights to such Inventions and to all proprietary right therein, based thereon or related thereto, including, but not limited to, applications for United Slates and foreign letters patent and resulting letters patent.

C.

Patents. At the Company’s request and expense, the Employee shall execute such documents and provide such assistance as may be deemed necessary by the Company to apply for, defend or enforce any United States or foreign letters of patent based on or related to such Inventions.

7.

Waiver. The Employee waives any and all rights to claim that any Inventions not disclosed to the Company in writing within thirty days after signing this Agreement are not subject to the terms and conditions of this Agreement, as having been made, acquired, conceived or reduced to practice to him prior to his employment with Company.

8.	Disclosure of Confidential Information.

a.

Confidentiality. Except as required in the performance of Employee’s duties during the term of Employee’s employment by the Company, the Employee shall treat as confidential and shall not, directly or indirectly, use, disseminate, disclose, publish, or otherwise make available any Confidential Information or any portion thereof.

b.

Return of Confidential Information. Upon termination of Employee’s employment with the Company, Employee shall return to Company all documents, records, notebooks, and similar repositories containing Confidential Information or copies thereof.

9.

Non-Solicitation. For a period of one (1) year after the termination of this Agreement, except for termination without cause or Employer’s breach, the Employee shall not solicit anyone who was an employee or customer of the Company and\or Intecon when the Employee’s employment with the Company or Intecon terminated or solicit anyone then employed by the Company and\or Intecon or customer of the Company and\or Intecon to terminate or refrain from renewing his or her employment or ongoing business with the Company and\or Intecon.

10.

Certain Provisions to Survive Termination. Notwithstanding termination of this employment, except for termination without cause or Employer’s breach, under this Agreement, the Employee, in consideration of Employee’s employment hereunder to the date of such termination, shall remain bound by the provisions of Sections 6, 8, & 9. It is acknowledged that the Company would be irrevocably damaged if the Employee were to violate the provisions of Sections 8 & 9 and consequently, in addition to all other remedies that may be available to it, the Company shall be entitled to injunctive relief for any actual or threatened violation of such Sections.

11.

Notices. Any notices required under this Agreement or otherwise concerning a legal matter shall be made to the addresses above and marked “Important Legal Notice” on the outer envelope. Any notice shall be sent by both first class mail and certified mail, return receipt requested. Any notices given under this Agreement shall be deemed received when delivered to the United States Postal Service.

12.	Waiver. Failure to insist upon a strict compliance with any of the terms or conditions of this Agreement shall not be deemed waiver of such terms or conditions.

13.	Severability. The invalidity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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14.

Modification. There are no verbal understandings between the Parties. This Agreement contains the entire agreement of the Parties and shall not be changed, modified, or terminated, except in writing signed by the Parties.

15.	Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Nevada.

16.

Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Employee’s rights, powers, privileges and immunities under this Agreement shall not be assignable without the prior written consent of the Company.

19..	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the Parties have hereto set their hands on the day and year first above written.

COMPANY:	National Automation Services Inc.

By:

	Name:	Bob Chance
	Title:	CEO

EMPLOYEE:	By:

	Name:	David Marlow

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